As filed with the Securities and Exchange Commission on September 19, 1996

                     Registration No. 333-11305

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                           ____________________

                             Amendment No. 2
                                   to
                                 Form S-4
                          REGISTRATION STATEMENT
                                   Under
                        THE SECURITIES ACT OF 1933
                           ____________________

                    SOUTH ALABAMA BANCORPORATION, INC.
          (Exact name of registrant as specified in its charter)

Delaware                           6712                         63-0909434
(State or other       (Primary Standard Industrial    (I.R.S. Employer
jurisdiction          Classification Code Number)     Identification No.)
of incorporation
or organization)



                           ____________________

                          100 Saint Joseph Street
                              P. O. Box 3067
                          Mobile, Alabama  36652
                              (334) 431-7800
(Address, including zip code, and telephone number of registrant's principal executive office)
                           ____________________

                            F. MICHAEL JOHNSON
                   Secretary and Chief Financial Officer
                          100 Saint Joseph Street
                              P. O. Box 3067
                          Mobile, Alabama  36652
                              (334) 431-7800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ____________________

                                Copies to:

R. PRESTON BOLT, JR.                            J. MICHAEL SAVAGE
Hand Arendall, L.L.C.                           Maynard, Cooper & Gale, P.C.
3000 First National Bank Building               1901 6th Avenue, North
107 Saint Francis Street                        Suite 2400
Mobile, Alabama 36602                           Birmingham, Alabama 35203-2602

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement has become effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






                       SOUTH ALABAMA BANCORPORATION, INC.
                              Post Office Box 3067
                             Mobile, Alabama  36652


                             September 27, 1996



Dear Shareholder:

     You are cordially invited to attend a special meeting of the shareholders of South Alabama Bancorporation, Inc., to be held at South Alabama's principal executive office, 100 St. Joseph Street, Mobile, Alabama, on October 29,
1996, at 10:00 a.m., Central Time.

     At this important meeting, you will be asked to consider and vote upon the approval of an Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996 (the "Merger Agreement"), which provides for the merger of First Monco Bancshares, Inc. with and into South Alabama. If the Merger is consummated, outstanding shares of First Monco Bancshares, Inc. common stock will be converted into the right to receive the number of shares of the common stock, par value $.01, of South Alabama having a market value, calculated as provided in the Merger Agreement, of $1,415.76, subject to adjustment for fluctuations in South Alabama's stock price. The accompanying Joint Proxy Statement and Prospectus provides a detailed description of the proposed Merger, including the proposed exchange ratios and the conditions to consummation of the Merger.

     The affirmative vote of the holders of a majority of the shares of South Alabama common stock entitled to vote at the Special Meeting is required for approval of the Merger Agreement. Accordingly, your vote is important, no matter how large or how small your holdings are.

     Enclosed are the Notice of Special Meeting, the Joint Proxy Statement and Prospectus and proxy for the Special Meeting, together with copies of South Alabama's 1995 Annual Report to Shareholders and 1996 Second Quarter Report on Form 10-Q. Please give this information your careful attention.

     The Board of Directors of South Alabama has carefully reviewed and considered the terms and conditions of the proposed Merger Agreement and has received an opinion from its financial advisor, Mercer Capital Management, Inc., that the Merger is fair to the South Alabama shareholders from a financial point of view. The Board of Directors has unanimously approved the Merger Agreement and unanimously recommends that you vote FOR approval of the Merger Agreement.

     In view of the importance of the action to be taken, we urge you to complete, sign and date the enclosed proxy and to return it promptly in the enclosed envelope, whether or not you plan to attend the Special Meeting. Sending in your proxy now will not interfere with your rights to attend the Special Meeting or to vote your shares personally at the Special Meeting if you wish to do so.

                              Sincerely,


                              W. Bibb Lamar, Jr.
                              W. Bibb Lamar, Jr.
                              President

                       SOUTH ALABAMA BANCORPORATION, INC.
                              Post Office Box 3067
                             Mobile, Alabama  36652
                                  ____________

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON OCTOBER 29, 1996
                                  ____________

                                                      SEPTEMBER 27, 1996
To the Shareholders of South Alabama Bancorporation, Inc.

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of South Alabama Bancorporation, Inc. ("SAB") will be held at SAB's principal executive office, 100 St. Joseph Street, Mobile, Alabama, on October 29, 1996, at 10:00 a.m., Central Time, for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of May 31, 1996, as amended and restated as of August 21, 1996 (the "Merger Agreement"), by and between SAB and First Monco Bancshares, Inc. ("FMB"), pursuant to which, among other matters (a) FMB would be merged with and into SAB and (b) the shares of FMB common stock will be converted into the right to receive the number of shares of SAB common stock having a market value, calculated as provided in the Merger Agreement, of $1,415.76, subject to adjustment for fluctuations in SAB's stock price, as more fully described in the accompanying Joint Proxy Statement and Prospectus. A copy of the Merger Agreement is set forth in Appendix A to the accompanying Joint Proxy Statement and Prospectus and is hereby incorporated by reference herein.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on September 26, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournments thereof. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of SAB Common Stock entitled to vote at the Special Meeting.

     THE BOARD OF DIRECTORS OF SAB UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     Each shareholder has the right to dissent from the Merger Agreement and demand payment of the fair value of his shares if the Merger is consummated. The right of any shareholder to receive such payment is contingent upon strict compliance with requirements of Section 262 of the Delaware General Corporation Law. The full text of Section 162 is set forth in Appendix B to the Joint Proxy Statement and Prospectus and is incorporated herein by reference. For a summary of the requirements of Section 262, see "GENERAL INFORMATION-Appraisal and Dissenterss Rights" in the Joint Proxy Statement and Prospectus.

                                        By order of the Board of Directors


                                        W. Bibb Lamar, Jr.
                                        W. Bibb Lamar, President



WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY IF YOU WISH. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.






                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on the 19th day of September, 1996.


                              SOUTH ALABAMA BANCORPORATION, INC.



                              By:  W. Bibb Lamar, Jr.
                                   W. Bibb Lamar, Jr., President and
                                   Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated below.


     Signatures                    Title                         Date


(1) Principal Executive Officer


W. Bibb Lamar, Jr.                 President                    9/19/96
W. Bibb Lamar, Jr.                 and Chief Executive
                                   Officer


(2) & (3) Principal Financial and
     Accounting Officer


F. Michael Johnson                 Chief Financial              9/19/96
F. Michael Johnson                 Officer and
                                   Secretary

(4) Directors


Stephen G. Crawford*               Director                     9/19/96
Stephen G. Crawford



David C. De Laney*                 Director                     9/19/96
David C. De Laney



Lowell J. Friedman*                Director                     9/19/96
Lowell J. Friedman



__________________________________ Director
Broox G. Garrett, Jr.



__________________________________ Director
James P. Hayes, Jr.



Clifton C. Inge*                    Director                    9/19/96
Clifton C. Inge



W. Bibb Lamar, Jr.                   Director                   9/19/96
W. Bibb Lamar, Jr.



___________________________________ Director
Thomas E. McMillan, Jr.



J. Richard Miller, III*              Director                   9/19/96
J. Richard Miller, III



___________________________________     Director and Chairman
J. Stephen Nelson



___________________________________     Director
Earl H. Weaver


*By: F. Michael Johnson
     F. Michael Johnson
     Attorney-in-Fact


                                          September 19, 1996

Securities and Exchange Commission
450 5th Street N.W., Stop 3-11
Washington, D.C. 20549

        Re:  South Alabama Bancorporation, Inc.
             Registration Statement on Form S-4
             Registration No. 333-11305

Ladies and Gentlemen:

        Pursuant to Rule 461, the undersigned Registrant hereby requests that the above referenced Registration Statement be declared effective on Friday, September 27, 1996, at 1:00 p.m., Eastern Time, or as soon thereafter as practicable.

                                Very truly yours,

                                SOUTH ALABAMA BANCORPORATION, INC.


                                F. Michael Johnson
                                F. Michael Johnson
                                Secretary